DUFF & PHELPS INVESTMENT MANAGEMENT CO.

AMENDED AND RESTATED
 CODE OF ETHICS (amended  December 2009)

1.	Standard of Business Conduct

A.	Statement of Ethical Principles

The Adviser holds its employees to a high standard of integrity and business practices.  In serving their respective shareholders and clients, the Adviser strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with the personal trading activities of its employees and the securities transactions in any managed account.

While affirming their confidence in the integrity and good faith of all of their employees, officers, trustees, and directors, the Adviser recognizes that the knowledge of present or future portfolio transactions or the power to influence portfolio transactions, if held by such individuals, could place them in a position where their personal interests might conflict with the interests of the managed account, if they were to trade in securities eligible for investment by the managed account.

In view of the foregoing and of the provisions of Section 204-2 under the Investment Advisers Act of 1940 (“Advisers Act”), as amended, the Adviser has determined to adopt this Code of Ethics (the “Code”) to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures. Because the Code cannot foresee all possible situations that may arise, the Adviser ultimately relies upon the integrity and judgment of its personnel.  This Code presents a framework against which all Supervised Persons should seek to measure their conduct. When Supervised Persons covered by the terms of this Code engage in personal securities transactions, they must adhere to the following general principles as well as to the Code’s specific provisions:

Supervised Persons covered by the terms of this Code must adhere to the following general principles as well as to the Code's specific provisions:

a)  At all times, the interests of the Adviser and the Adviser Clients must be paramount;

b)  Personal transactions must be conducted consistent with this Code in a manner that avoids any actual or potential conflict of interest;

c)  No inappropriate advantage should be taken of any position of trust and responsibility;

d)  Information concerning the identity of security holdings and financial circumstances of clients is confidential;

e)  Ensure that the investment management and overall business of the firm complies with the policies of Duff & Phelps Investment Management Co., Virtus Investment Partners (“Virtus”) and applicable U.S. federal and state securities laws and regulations; and

f)  Supervised Persons are required to adhere to the standards of business conduct in  the Virtus Code of Conduct.

B.	Unlawful Actions

a)  to employ any device, scheme or artifice to defraud any client;

b)  to make any untrue statement of a material fact to any client or omit to state a material fact necessary in order to make the statements made to any client, in light of the circumstances under which they are made, not misleading;

c)  to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any client; or to engage in any manipulative practice with respect to any client; and

d)  to divulge or act upon any material, non-public information, as such term is defined under relevant securities laws.

2.	Definitions

A.
"Supervised Persons"  means any directors, officers, and partners of the Adviser (or other persons occupying a similar status or performing similar functions); employees of the Adviser; and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

B.
"Access Person" means any director, officer, general partners and partners of the Adviser (or other persons occupying a similar status or performing similar functions), who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the Adviser or its control affiliates manage or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public, or Advisory Person of the Adviser. The Compliance Department shall maintain a list of the Adviser's Access Persons.

C.	"Adviser" means Duff & Phelps Investment Management Co.

D.
"Advisory Person" means  (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Adviser for a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Client with regard to the purchase or sale of a security. This grouping customarily includes the Portfolio Manager and other investment personnel comprising an investment team, such as an analyst or trader, who provide information and advice that enter into the investment decision to buy or sell a security for a Client.

E.
"Affiliated Officer" means (i) any corporate officer or director of the Adviser who is not a resident at the Adviser’s business location: and (ii) is subject to the provisions of an affiliate’s (e.g. Virtus Investment Advisers, Inc. or the Virtus Funds) code of ethics for personal trading, in which case Virtus Corporate Compliance would have responsibility for administration of all aspects of their code with respect to those individuals. Virtus Corporate Compliance will provide affirmation that these individuals are in compliance with their Code.

F.
A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the Advisory Person making the recommendation, when such person seriously considers making such a recommendation.

G.
"Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security.  For purposes hereof,

(i)	“Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

(ii)
“Indirect pecuniary interest” includes, but is not limited to: (a) securities held by Immediate Family Members sharing the same household; (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions (see Rule 16a-1(a)(2)).

An Access Person is presumed to have a  beneficial interest in, and therefore an obligation to report, the securities that are held by his or her Immediate Family Members sharing the Access Person’s household.  Access Persons should note that Adviser’s policies and procedures with respect to personal securities transactions also apply to transactions by a spouse, domestic partner, child or other Immediate Family Member residing in the same household.

H.	“Chief Compliance Officer” refers to the person appointed by the Adviser pursuant to the provisions of Section 206(4)-7 of the Advisers Act (hereinafter, the “CCO”)

I.	"Client" means each and every investment company, or series thereof, or other account managed by the Adviser, individually and collectively.

J.	"Control" shall have the same meaning as that set forth in Section 2(a) (9) of the Investment Company Act of 1940 (the “IC Act”), as amended.

K.
“Immediate Family Member” With respect to personal securities reporting requirements, terms such as “Employee”, “Personal Brokerage Account”, “Supervised Person” and “Access Person” are defined to include Access Person’s spouse or domestic partner who share their household and any relative by blood, adoption or marriage living in the Access Person’s household.  This definition includes children (including financially dependent children away at school), stepchildren, grandchildren, parents, step-parents, grandparents, siblings and parents-children-or siblings-in-law.

L.
"Initial Public Offering" (hereinafter “IPO”) means  an offering of securities registered under the Securities Act of 1933 as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

M.	"Managed Fund or Portfolio" shall mean those Clients, individually and collectively, for whom the Portfolio Manager makes buy and sell decisions.

N.
“Personal Brokerage Account” refers to any account (including, without limitation, a custody account, safekeeping account and an account maintained by an entity that may act in a brokerage or a principal capacity) in which securities may be traded or custodied, and in which an Access Person has any Beneficial Ownership, and any such account of an Immediate Family Member living in their household (as defined in Section K. above).  Sometimes an Access Person may hold non-reportable securities (such as unaffiliated open-end mutual funds) in a brokerage account.  This type of account is considered a “Personal Brokerage Account” for reporting purposes and monthly statements must be forwarded to Compliance.

O.	"Portfolio Manager" means the person (or one of the persons) entrusted with the day-to-day management of the Client’s portfolio.

P.
"Private Placement" or "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

Q.
"Purchase or sale of a reportable security" includes, among other things, the writing of an option or the purchase or sale of a security that is exchangeable for or convertible into, a security that is held or to be acquired for a Client.

R.
"Reportable security" shall have the meaning set forth in Section 2(a)(36) of the IC Act, as amended, and Rule 204A-1 of the Advisers Act as amended, and includes common stocks, preferred stocks, stock options (put, call and straddle), debt securities, privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof) and derivative instruments, ETFs, UIT ETFs, closed-end mutual funds, affiliated mutual funds and municipal securities.  529 Plans are legally considered municipal securities, which fall under the definition of “reportable securities”; however, it may be difficult to report transactions in these plans because the underlying investments are not transparent.  If the underlying investments in the plan are identifiable than rely on the definition for the type of reportable securities for reporting purposes.  It shall not include transactions and holdings in direct obligations of Government of the United States; money market instruments; bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; shares of money market funds; transactions and holdings in shares of open-end mutual funds, unless the Adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; and transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.   Note:  This exception extends only to open end funds registered in the U.S.; therefore, transactions and holdings in offshore funds ARE reportable.

3.	Disclosure of Personal Brokerage Accounts

All Access Persons must disclose their Personal Brokerage Accounts to the Compliance Department.  It is each Access Person’s responsibility to ensure that the Compliance Department is appropriately notified of all Personal Brokerage Accounts and to direct the broker to provide the Compliance Department with brokerage transaction confirmations and account statements (and verify that it has been done). Access Persons cannot assume that the broker-dealer will automatically arrange for this information to be set up and forwarded correctly.

4.	Exempted Transactions

The pre-clearance prohibitions of Section 5 of this Code shall not apply to:

  A.         Purchases or sales of reportable securities effected in any account over which the Access Person has no direct or indirect influence or control in the reasonable estimation of the CCO.  This exemption will apply to Personal Brokerage Accounts for which a third party (e.g. broker, financial advisor) makes all investment decisions on behalf of the Access Person and the Access Person does not discuss any specific transactions for the account with the third-party manager.

  B.          Purchases or sales of reportable securities (1) not eligible for purchase or sale by the Client; or (2) specified from time to time by the Directors, subject to such rules, if any, as the Directors shall specify.

  C.           Purchases or sales which are non-volitional on the part of either the Access Person or the Client.

  D.           Purchases of shares of reportable securities necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and the subsequent sales of such reportable securities. Additional purchases and sales that are not automatic, however, are subject to the pre-clearance requirement.

  E.   Purchases of reportable securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

  F.   Purchases or sales of reportable securities issued under an employee stock purchase or incentive program unless otherwise restricted.

  G.   Transactions of reportable securities effected pursuant to an automatic investment plan.

5.	Prohibited Activities

A.
IPO Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in an IPO, except with the prior written approval of the CCO. This rule also applies to IPO’s offered through the Internet.

B.
Private Placement / Limited Offering Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in a Private Placement or Limited Offering except with the prior written approval of the CCO.  Any such approved purchase should be disclosed to the Client if that issuer's securities are being considered for purchase or sale by the Client.

C.
Pre-Clearance Rule: No Access Person may purchase or sell a reportable security unless such purchase or sale has been pre-cleared by the Compliance Department. Pre-clearance is required prior to executing a trade through a Personal Brokerage Account or an internet brokerage account unless specifically exempted (or, in the case of a private placement or IPO, if approval to purchase is granted, the closing of the transaction).  An order that is not executed within that time must be re-submitted for pre-clearance approval. Pre-clearance is also required for transactions in puts, calls, ETF’s, UIT ETFs, closed-end funds, and other well-known stock indices (e.g. the S&P 500). Pre-clearance is valid through the next business day (3 p.m. cst) following pre-clearance approval.

Exceptions: The following reportable securities transactions do not require pre-clearance:

1.
Purchases or sales of up to 500 shares of reportable securities of issuers ranked in the Standard & Poor's 500 Composite Stock Index (S&P 500) at the time of purchase or sale.  The Virtus Compliance Department maintains this list and updates it after the end of each quarter.  It can be found on the Virtus intranet website. A paper copy is available for review in the Adviser’s Compliance Department.

2.
Purchase orders of reportable securities sent directly to the issuer via mail (other than in connection with a Private Placement or Limited Offering) or sales of such securities which are redeemed directly by the issuer via mail.

3.	Transactions of reportable securities effected pursuant to an automatic investment plan.

Note:  The CCO or other designated compliance personnel may deny approval of any transaction requiring pre-clearance under this Pre-clearance Rule, even if nominally permitted under this Code, if it is believed that denying pre-clearance is necessary for the protection of the Client or the Adviser. Any such denial may be appealed to the Adviser’s Counsel.  The decision of Counsel shall be final.

D.
Open Order Rule: No Access Person may purchase or sell, directly or indirectly, any reportable security in which they have, or by reason of such transaction acquires, any direct or indirect beneficial ownership, when the Client has a pending "buy" or "sell" order for that security of the same type (i.e. buy or sell) as the proposed personal trade, until the Client's order is executed or withdrawn.

Exceptions: The following reportable securities transactions are exempt from the Open Order Rule:

1.	Purchases or sales of up to 500 shares of reportable securities of issuers ranked in the Standard & Poor's 500 Composite Stock Index (S&P 500) at the time of purchase or sale.
2.	Purchases or sales of reportable securities approved by the CCO in his/her discretion.

Any profits realized on a personal trade in violation of this Section 5D mustbe disgorged.

E.
Blackout Rule: If a Portfolio Manager’s portfolio holds a reportable security that is the subject of a proposed personal trade by that Portfolio Manager, such personal trade may be permitted only as follows:

1.
If the proposed personal trade is on the same side as the last portfolio transaction in that security, the personal trade cannot occur within two days of such portfolio transaction (i.e. neither at T nor T + 1 calendar day).

2.
If the proposed personal trade is on the opposite side of the last portfolio transaction in that security, the personal trade cannot occur unless (a) it is more than two days after the portfolio transaction (i.e. T + 2 calendar days or later) and (b) the pre-clearance request, if required, for such personal transaction at the time of purchase or sale, is to the reasonable satisfaction of the Compliance Department, and an explanation of the reasons the portfolio is not effecting a similar transaction.

3.
Portfolio Managers of Mutual Funds may not directly or indirectly acquire or dispose of beneficial ownership in a covered security within seven calendar days before and after the Fund portfolio trades in that security.  The seven day period is exclusive of the day on which the trade is executed.

Any profits realized by a Portfolio Manager on a personal trade in violation of this Section 5E must be disgorged.

F.
Holding Period Rule: Access Persons must hold each reportable security, for a period of not less than sixty (60) days, whether or not the purchase of such reportable security was an exempt transaction under any other provision of Section 5.   A FIFO accounting methodology will be applied for determining compliance with this holding rule.

G.
Access Persons may not give or receive gifts or payments that may be construed to have an influence on business transactions  conducted by the Adviser.  Gifts to or from Consultants or Clients must not exceed $100 per person per year.  Gifts include any items of value, including items such as sports paraphernalia or equipment, wine or food baskets, gift certificates for shopping or to a restaurant or spa.  Tickets to events are considered gifts if the associate does not attend the event.  The $100 limit that applies to gifts does not apply to entertainment.  Nonetheless, entertainments must be neither so frequent nor so extensive as to raise any question of propriety.  The CCO or other designated personnel will ensure the maintenance of records of all gifts and payments of $100 or more per person and all entertainment are kept.  ALL gifts and entertainment received or given must be reported to the Compliance Department.  Effective with this Code, all Access Persons  are required to submit a log on a quarterly basis.

H.
No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization from Counsel or the CCO.  If board service is authorized, such Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

I.
No Portfolio Manager shall engage in excessive trading or market timing activities with respect to any mutual fund whether or not such mutual fund is managed by such Adviser/Sub-advisor or any affiliated adviser/sub-advisor. For the purposes of the foregoing, "market timing" shall be defined as a purchase and redemption, regardless of size, in and out of the same mutual fund within any sixty (60) day period.  The foregoing restrictions shall not apply to Portfolio Managers investing in mutual funds through asset allocation programs, automatic reinvestment programs, and any other non-volitional investment vehicles.  Portfolio Managers shall provide quarterly certifications as to their compliance with this restriction.

J.	No Supervised Person shall divulge or act upon any material, non-public information as such term is defined under relevant securities laws.

6.	Reporting & Compliance Procedures

A.
All Access Persons shall direct their brokers to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each personal reportable securities trade in a Personal Brokerage Account and a copy, at least quarterly, of an account statement for each Personal Brokerage Account to the Compliance Department. Access to duplicate confirmations and account statements will be restricted to those persons who are assigned to perform review functions, and all such materials will be kept confidential except as otherwise required by law.

B.
Every Access Person shall report to the Adviser the information described in Section 6C of this Code with respect to transactions in any reportable security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the reportable security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence. Additionally every Access Persons must include Virtus affiliated mutual fund transactions not included in any received brokerage statements, including Virtus-Fidelity 401(k) for which the Adviser does not require broker confirms or statements.  Contributions made to an affiliated mutual fund or to Virtus stock in a Virtus-Fidelity 401(k) in the form of payroll deductions ARE considered transactions and are reportable on the Quarterly Report.

C.
Every transaction report required pursuant to Section 6B above shall be made not later than 15 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)         The date of the transaction, the title and number of shares of equity securities; or, the maturity date, principal amount and interest rate of debt securities, of each reportable security involved; and as applicable, the exchange ticker symbol or cusip number;

(ii)        The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(iii)       The price of the reportable security at which the transaction was effected;

(iv)       The name of the broker, dealer or bank with or through whom the transaction was effected; and

(v)        The date of approval of the transaction and the person who approved it as required by Section 5B or C above.

D.
Each Access Person shall submit an Initial Holdings and Annual Holdings  report listing all personal reportable securities holdings to the Compliance Department upon the commencement of service and annually thereafter (the "Initial Holdings Report" and the "Annual Holdings Report", respectively).  The information on the Initial Holdings Report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person. An Initial Holdings Report must be submitted to Compliance no later than 10 days after becoming an Access Person. The Annual Holdings Report holdings information shall be as of December 31 and include a certification by the Access Person that he or she has read and understood the Code and has complied with the Code's requirements. The Annual Holdings Report and certification will be submitted to the Compliance Department by January 31. Annually, any Virtus affiliated mutual fund, open or closed must be disclosed including those held in the Access Person’s Virtus-Fidelity 401(k) plan. If the Access Person does not own any Virtus funds in the Virtus-Fidelity 401(k) plan he/she does not need to disclose the open-end mutual fund holdings.

Every "Initial Holdings Report" and "Annual Holdings Report" required pursuant to Section 6D above shall contain the following information:

(i)    The title, type and number of shares; and/or the maturity date, principal amount and interest rate of debt securities; and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

(ii)   The name of any broker, dealer or bank with which the Access Person maintains an account in which any reportable securities are held for the Access Person’s direct or indirect benefit;

(iii)  The date the Access Person submits the report; and

(iv)  For "Annual Holdings Report" only, a certification by the Supervised Person that he or she has read and understood the Code and has complied with the Code’s requirements.

Exceptions to reporting requirements (Quarterly Transactions and Initial and Annual Holdings):

(i)	Any report with respect to reportable securities held in accounts over which the Access Person had no direct or indirect influence or control;

(ii)	A transaction report with respect to reportable securities transactions effected pursuant to an automatic investment plan;

(iii)
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements received no later than 30 days after the end of the applicable calendar quarter;

(iv)
Any person who is an Access Person by virtue of being a director of a Fund, but who is not an "interested person" (as defined in the IC Act) with respect to that Fund need not make an initial or annual holdings report under 6D; and

(v)
Any person who is an Access Person by virtue of being a director of a Fund, but who is not an "interested person" (as defined in the IC Act) with respect to that Fund need not make a quarterly transaction report under 6C above unless such person, at the time of any transaction during the quarter, knew, or in the ordinary course of fulfilling his or her official duties as a director of the Fund should have known, that the security such person purchased or sold is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund.

E.
Any report made under this Section 6 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

F.
The CCO shall submit an annual report to the Adviser's Fund Board of Directors that summarizes the current Code procedures, identifies any violations requiring significant remedial action, and recommends appropriate changes to the Code, if any.

G.
Any Supervised Person must promptly report possible violations of the Code to the CCO or his/her designee (including but not limited to potential conflicts of interest) when they suspect, in good faith, that a violation may have occurred or is reasonably likely to occur.  In the event that a matter implicates the CCO or his/her designee, notice of a violation should be reported to the CCO of Virtus Investment Partners. Failure to do so is in itself a violation of this Code.  No retaliation or retribution of any kind will be taken against any Supervised Person who, in good faith, reports a suspected violation of this Code.  All information will be kept confidential, to the extent possible, under the circumstances.

H.
The Adviser’s Compliance Department will review all reports and other information submitted under Section 6. This review will include such comparisons with trading records of client accounts as are necessary or appropriate to determine whether there have been any violations of the Code.

I.	The Adviser’s Compliance Personnel will maintain a list of all Access Persons who are required to make reports under the Code, and shall inform those Access Persons of their reporting obligations.

J.	The Adviser shall provide a copy of the Code and any amendments thereto, to all Supervised Persons and shall obtain their written acknowledgement of receipt of such.

7.             Recordkeeping Requirements

The Adviser will maintain and cause to be maintained in an easily accessible place, the following records:
(i)	A copy of any Code of Ethics for the organization that is in effect, or at any time within the past (5) years was in effect;

(ii)	A record of any violation or of any action taken as a result of the violation of any such Code that occurred during the current year and the past five (5) calendar years;

(iii)	A record of all written acknowledgments as required by Rule 204A-1 for each Supervised Person who is currently, or within the past (5) years was, a Supervised Person;

(iv)
A copy of each report made by an Access Person during the current year and the past five (5) calendar years as required by Rule 17j-1 and/or Rule 204A-1 and Section 6C and 6D of this Code, including any information provided in lieu of the reports under Section 6C and 6D above;

(v)
A list of all persons, currently or within the past five (5) years who are or were required to make reports pursuant to Rule 17j-1 and/or Rule 204A-1 and Section 6C and 6D above, or who were responsible for reviewing those reports, together with an appropriate description of their title or employment;

(vi)	A copy of each report made by the CCO pursuant to Section 6F above during the current year and the past five (5) calendar years; and

(vii)
A record of any decision made during the current year and the past five (5) calendar years by the CCO, and the reasons supporting each such decision, to grant prior approval pursuant to Section 5A and 5B above for acquisition by an Access Person of securities in an IPO or a private placement transaction.

8.             Sanctions

Upon discovering a violation of this Code, the Parent of the Adviser or if applicable the Funds Board of Directors, in addition to any remedial action already taken by the respective adviser or related entity, may impose such sanctions as it deems appropriate (see under separate cover the currently imposed sanctions), including, among other things, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate.

9.	Exceptions

The Adviser’s CCO may grant written exceptions to provisions of the Code based on equitable considerations.  The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, provided, however, that no exception will be granted where the exception would result in a violation of Section 204-2.  Exceptions granted will be reported to the Directors of the Adviser, as well as the Boards of any managed Fund.